EXHIBIT 28(b)


                         PRESS RELEASE


FOR IMMEDIATE RELEASE
MONDAY
MARCH 21, 1994
CONTACT PERSON:			STACY DUCKETT, DIRECTOR
           							CORPORATE COMMUNICATIONS
           							(501) 688-8229


          TCBY REPORTS IMPROVED SALES AND REVENUES AND
             OPERATING RESULTS FOR THE FIRST QUARTER

LITTLE ROCK, AR - March 21, 1994 - TCBY Enterprises, Inc., (NYSE:TBY) announced sales and franchising revenues for the first quarter ended February 28, 1994, improved 6.4 percent compared to the same period last year. Earnings improved for the sixth consecutive quarter over comparable quarters of the previous years. Sales and franchising revenues for the first quarter of 1994 were $24,258,583 compared to $22,804,293 in the first quarter of 1993. Operations resulted in a net loss of $621,367 or $.02 per share in the first quarter of fiscal 1994, which was an improvement compared to a net loss of $788,560 or $.03 per share in the first quarter of fiscal 1993.

Same store sales for Company-owned and franchised stores combined decreased 2 percent in the first quarter of fiscal 1994 from the first quarter of 1993. Same store sales for franchised stores decreased 2 percent, while same store sales for Company-owned stores decreased 5 percent in the first quarter. Same store sales comparisons do not include sales from over 1,000 non-traditional locations.

At February 28, 1994, there were 2,498 stores and non-traditional locations open, compared to 1,941 at the end of first quarter 1993. This represents a net increase of 557 locations.

TCBY continued its growth in the area of retail sales. As of February 28, 1994 TCBY traditional style yogurt and TCBY hardpack frozen yogurt products were available in over 30 major national markets. The Company's expansion into the retail market continues to bolster the strong awareness of the TCBY brand in consumer markets.

The Company introduced its 1994 marketing programs at its International Franchise Conference held in Nashville, Tennessee the week of March 14. The Company announced that its 1994 marketing plans will be built around a return to national television.

"These improved results reflect continuing attention to expense reduction, new marketing strategies, additional product introductions and continued expansion into non-traditional loca tions," said Frank D. Hickingbotham, Chairman of the Board and Chief Executive Officer.

The Board of Directors of the Company today declared a $.05 per share cash dividend. This dividend is payable on April 15, 1994 to stockholders of record as of April 1, 1994.

The Company manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products, and foodservice equipment. TCBY is the largest franchisor, licensor and operator of frozen yogurt stores in the world.


                     TCBY Enterprises, Inc.
                  Selected Financial Highlights
            (In Thousands, Except Per Share Amounts)
                           (Unaudited)

                                           						Three Months Ended
                                         						      February 28
                                        						     1994       1993
Operating Results
Sales & Franchising Revenues                  			$ 24,259   $ 22,804
Net Income (Loss)                            				$ (  621)  $ (  789)
Net Income (Loss) Per Share	                   		$   (.02)  $   (.03)
Average Shares Outstanding                    			  25,489     25,633
Dividends Paid Per Share                      			$    .05   $    .05



																																														February 28   November 30
																																													     1994          1993

Financial Position
Current Assets			                        		    $ 49,343      $ 53,817
Current Liabilities                    				    $  9,659      $  8,834
Property, Plant & Equipment, Net	         	    $ 54,591      $ 53,915
Total Assets		                          			    $127,109      $128,691
Long-term Debt				                             $ 10,959      $ 11,487
Stockholders' Equity			                        $103,352      $105,231


                              -30-

